Exhibit 5.1

June 21, 2019

CAI International, Inc.
Steuart Tower, 1 Market Plaza, Suite 900
San Francisco, California 94105

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.0001 per share, of CAI International, Inc.

Ladies and Gentlemen:

We have acted as counsel to CAI International, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to up to 2,827,075 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), 2,577,075 shares of which may be issued pursuant to the CAI International, Inc. 2019 Incentive Plan, and 250,000 shares of which may be issued pursuant to the CAI International, Inc. 2019 Employee Stock Purchase Plan (together, the “Plans”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the Plans, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the applicable Plan, and the receipt of consideration for such Shares in accordance with the terms of the applicable Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP